N-SARexhibit77C

DREYFUS STOCK INDEX FUND, INC. ("the Fund")



Exhibit 1
Sub-Item 77C


MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS


     A Special Meeting of Shareholders of Dreyfus Stock
Index Fund, Inc.was held on December 18, 2002. Out of a total of 139,833,919.072 shares ("Shares") entitled to vote at the meeting, a total of 139,758,018.758 were represented at the Meeting, in person or by proxy. The following matters were duly approved of the holders of Dreyfus Stock
Index Fund, Inc.'s outstanding Shares as follows:

     The Fund change certain of its fundamental policies and investment restrictions to expand the Fund's ability to participate in a portfolio securities lending program appreciation and current income.

     Affirmative Votes                       Negative Votes

     115,979,684.786                         14,301,095.912

          --------------------------------------------------
     ---------------

     The Fund change certain of its fundamental policies and investment restrictions to permit investment in other investment companies.

     Affirmative Votes                       Negative Votes

     117,475,911.909                         13,015,627.574